Exhibit 10.3

FIRST AMENDMENT TO CONSULTING AGREEMENT

WITH BLUE OCEAN ACQUISITION CORP

THIS FIRST AMENDMENT TO THE CONSULTING AGREEMENT (the “Consulting Agreement” and this the “First Amendment”) made and effected as of November 22, 2022 by and between Blue Ocean Acquisition Corp, a Cayman Islands exempted company (the “Company”), and Matt Lasov, residing for notice purposes at 2 Wisconsin Circle, 7th Floor, 7th Floor Chevy Chase MD 20815 (“Consultant”) (each a “Party” and collectively, the “Parties”) is made and effected as of July 31, 2023.

WHEREAS, the Company is a special purpose acquisition company (Nasdaq: BOCN) formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”);

WHEREAS, the Company entered into a definitive agreement for a Business Combination on June 6, 2023;

WHEREAS, the Company desires to amend Section 1.1. and Section 3 of the Consulting Agreement; and

WHEREAS, the Consultant wishes to accept such amendment on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.  Section 1.1 of the Consulting Agreement shall be deleted in its entirety and replaced with the following:

1.1 The Company hereby engages Consultant as an independent contractor to serve as Chief Financial Officer (“CFO”) of the Company. Consultant will have such responsibilities, duties and authority, and will render such services for and in connection with the Company and its affiliates as are customary in such position in a comparable company, and as the Chairman or the Board of Directors of the Company (the “Board”) shall from time to time reasonably direct, including services related to initial public offering readiness in preparation for the consummation of the Business Combination (the “Consulting Services”). Consultant shall perform all Consulting Services diligently and to the best of Consultant’s professional ability and judgment.

2.  Section 3 of the Consulting Agreement shall be deleted in its entirety and replaced with the following:

3. Payments to Consultant

3.1 The Company agrees to pay Consultant a consulting fee of Thirty-two Thousand Five Hundred United States Dollars ($32,500) per month in advance, payable on the final business day of each month during the Term, commencing on July 31, 2023 (the “Revised Consulting Fee”).

3.2 The Company agrees to pay Consultant a bonus of One Hundred and Fifty Thousand United States Dollars ($150,000) within 10 business days of the close of the Business Combination (the “Success Bonus”), provided, however, that such Success Bonus shall be reduced by each payment made by the Company pursuant to paragraph 3.1 hereof. By way of example, if the Company pays the Revised Consulting Fee for four months (or longer), then the Success Bonus shall be reduced by $150,000 and no additional money shall be paid as the Success Bonus to the Consultant. Consultant understands that if the Company does not complete a Business Combination, or if the Term hereunder expires prior to completion of a Business Combination, no Success Bonus shall be due or paid to Consultant.

3. Counterparts and Facsimile Signatures.

This First Amendment may be executed in counterparts and by facsimile or electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) execution, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above in the Preamble.

Blue Ocean Acquisition Corp

By:	/s/ Marcus Brauchli
Name:	Marcus Brauchli
Title:	Director

Matt Lasov

/s/ Matt Lasov